TERM LOAN AGREEMENT

This Agreement dated as of the 31st day of March, 2010 by and between Community Bank, N.A., a national banking association, having its principal office and place of business at 240 South Hamilton Street, Painted Post, New York 14870 ("Bank") and Corning Natural Gas Corporation, a New York business corporation organized and existing under the laws of New York State having its principal office and place of business at 330 West William Street, Corning, New York ("Borrower").

WITNESSETH:

WHEREAS, the parties hereto desire to arrange for a term loan in the amount of $1,050,000.00 from Bank to Borrower subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, it is agreed as follows:

1. Definitions. The following terms shall have the following meanings in this Agreement:

    Accounting Terms. All accounting terms not specifically defined in the Agreement shall be construed in accordance with generally accepted accounting principles ("GAAP").
    Loan Documents. The Commitment Letter from the Bank to the Borrower dated March 11, 2010, this Agreement, a Security Agreement between the Borrower and the Bank dated August 4, 2005, as modified by a Collateral Security Spreader Agreement dated November 28, 2005, and as restated by a new Security Agreement between the parties hereto of even date herewith (together, the "Security Agreement"), and all documents herein or therein defined as Loan Documents, any and all corporate resolutions and consents, and other documents delivered at or in connection with the closing of the Loan by Borrower, and any and all future modifications, renewals, extensions, restatements or novations of any Loan Document.

(c) Rabbi Trust refers to the assets held in the investment account of the Borrower numbered 89151111309 held by Community Bank, N.A.

    Third Party Borrowing Notice Event means the acceptance by the Borrower of a new indebtedness financing commitment from a party other than the Bank which, upon closing thereof, would result in the Borrower having incurred aggregate indebtedness exceeding $2,500,000.00 to one or more parties, other than the Bank, following the effective date of this agreement. Commitments for refinancing indebtedness that exists at the time of the Term Loan closing do not count against this Event threshold.
    Tangible Net Worth means the total value of all assets excluding goodwill and intangible assets, less total liabilities, as determined by reference to the year-end audited financial statements of the Borrower, commencing with those for the fiscal year ending September 30, 2009.
    Debt to Tangible Net Worth Ratio is defined as the dividend ratio of all Debt of the Borrower divided by its Tangible Net Worth, as determined by reference to the year-end audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2009.
    Debt Service Coverage Ratio is defined as the dividend ratio of:

[(net income, excluding other comprehensive income, + depreciation and amortization + interest) minus (dividends + distributions), divided by [current maturity loan term debt from the prior period financial statement + interest], as determined by reference to the year-end audited financial statements of the Borrower, commencing with those for the fiscal year ending September 30, 2009.

  Amount and Terms of Credit. Subject to all of the terms and conditions of this Agreement, Bank agrees to lend to Borrower, and Borrower agrees to borrow from Bank, the principal sum of $1,050,000.00 (the "Term Loan"). The Term Loan shall be evidenced by Borrower's Promissory Note (the "Term Note") substantially in the form set forth in Exhibit "A" hereto annexed, and shall bear interest and be repayable in accordance with the terms and conditions set forth therein.
  Use of Loan. Borrowers shall use the proceeds of the Term Loan to refinance the construction of a gas pipeline into the Village of Virgil and the property of Peak Resorts, Inc. located in the Town of Virgil, Cortland County, New York.

4. Prepayments. There shall be no prepayment charge unless such prepayment is made, directly or indirectly, as a part of, or in anticipation of, any refunding operation involving the incurring of indebtedness by Borrower or your subsidiary or affiliate to any financial institution other than the Bank, in which case the prepayment charge shall be as follows:

Year of Loan Amount Prepaid

1 3%

2 2%

5. Conditions of Lending. Bank shall have no obligation to make the Term Loan pursuant to this Agreement except upon fulfillment of each of the following conditions:

    All instruments, certificates and agreements to be furnished to Bank hereunder shall be of such form and content as Bank shall reasonably require, and Borrower shall furnish such consents, authorizations and other instruments and agreements as Bank shall reasonably deem necessary to effectuate the intent of this Agreement.

    No event of default specified in Section 9 hereof and no event which with notice or lapse of time or both would become such an event of default shall have occurred and be continuing; and the representations and warranties of Borrower in Section 6 hereof shall be true on and as of the date of the making of the Term Loan with the same force and effect as if made on and as of such date.

    Borrower shall have taken appropriate corporate action to authorize the execution and delivery of this Agreement and the taking of all action called for by this Agreement, and Borrower shall have furnished to Bank certified copies of all such corporate action and such other related documents as Bank may reasonably request.
    Borrower shall have executed and delivered to Bank the Term Note.

(e) As further collateral security for the payment and performance of all of Borrower's obligations under this Agreement, the Term Note and any other obligations of Borrower to Bank now existing or hereafter arising, Borrower shall have executed and delivered to Bank the new restated Security Agreement referred to above, in form and content satisfactory to Bank, granting to Bank a first security interest in (i) all interests of the Borrower in fixtures, equipment and inventory used by the Borrower in the exercise of its gas distribution franchise in the Town of Virgil, Cortland County, New York pursuant to an Order Granting A Certificate Of Public Convenience And Necessity issued by the New York State Public Service Commission on June 18, 2009 in Case Number 09-G- 0252; and (ii) the Rabbi Trust.

    Bank shall have received evidence satisfactory to it that the insurance required by Section 7(d) hereof is in effect with endorsements designating Bank as loss payee and a notice of cancellation provision satisfactory to Bank.
    Bank shall have received documentation of an injection of equity into the Borrower by Michael I. German of cash in the amount of not less than $350,000.00 concurrently with the Loan closing.
    Bank shall have received documentary evidence of timely filing by the Borrower of its acceptance of the terms of approval by the Public Service Commission of the incursion by the Borrower of long-term debt [PSC Case 09-G-0488; Order dated September 17, 2009, page 5, paragraph number 3].
    Bank shall have received an estoppel letter from Great-West Life & Annuity Insurance Company acknowledging that it asserts no claim adverse to the security interests in the assets of the Borrower held by and to be conferred upon the Bank pursuant to this Agreement; and
    that the execution and delivery of the Loan Documents by the Borrower and the performance of its obligations thereunder do not and will not constitute a violation of any term, covenant, or condition of any agreement between the Borrower and Great-West Life & Annuity Insurance Company.

(j) Bank shall have received an estoppel letter from Manufacturers and Traders Trust Company acknowledging that it asserts no claim adverse to the security interests in the assets of the Borrower held by and to be conferred upon the Bank pursuant to this Agreement; and

    that the execution and delivery of the Loan Documents by the Borrower and the performance of its obligations thereunder do not and will not constitute a violation of any term, covenant, or condition of any agreement between the Borrower and Manufacturers and Traders Trust Company.

(k) Bank shall have received the opinion of Borrower's counsel, in form and content satisfactory to the Bank, opining as to the due authorization and execution of the Loan Documents, the compliance of the Loan Documents with the terms of the above-referenced PSC Order dated September 17, 2009, and related matters.

6. Representations and Warranties. Borrower makes the following representations and warranties to Bank:

    Borrower is duly formed, validly existing and in good standing under the laws of New York State.
    Borrower has the requisite power and authority to transact the business in which it is engaged and is duly licensed or qualified and in good standing in each jurisdiction in which it is required to be so licensed or qualified.
    Borrower has full power and authority to enter into this Agreement, to borrow hereunder, to execute and deliver the Loan Documents and to take all action required of it under this Agreement, all of which has been duly authorized by all proper and necessary corporate action.
    The Loan Documents, when executed and delivered by Borrower pursuant hereto, will constitute legal, valid and binding obligations enforceable in accordance with their respective terms.

(e) Except as set forth on Schedule 6.e hereto attached, no consent, approval or authorization of, or registration, declaration or filing with, any governmental body or authority or other person or entity is required in connection with the valid execution, delivery or performance of any Loan Document or in connection with any other transactions contemplated hereby.

    Except as set forth on Schedule 6.f hereto attached, there are no actions, suits, or proceedings pending or threatened against Borrower hereunder.
    Borrower is not in default under any indenture, mortgage, deed of trust, agreement, or other instrument to which the Borrower is a party or by which the property of the Borrower may be bound. The execution and delivery of the Loan Documents and the consummation of the transactions herein and therein contemplated, and compliance with the provisions hereof or thereof will not violate any law or regulation, or any order or decree of any court or governmental instrumentality, and will not conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party, or by which the property of Borrower is bound, or, will not violate any provision of the Certificate of Incorporation or bylaws of Borrower.
    Borrower has duly filed all tax returns required to be filed in any jurisdiction, if any, including, without limitation, all federal income tax returns, and has duly paid all taxes shown as being due thereon. All other taxes, assessments and governmental charges on the assets and income of Borrower which are due and payable, if any, have been paid.
    To its best knowledge Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all applicable federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder in all material respects.

7. Affirmative Covenants. During the term of this Agreement and so long as the Term Note or any other indebtedness created pursuant to this Agreement shall remain unpaid:

(a) Borrower shall make payments when due of principal and interest on all indebtedness incurred by it pursuant to this Agreement in the manner set forth in the Loan Documents.

    Borrower shall deliver to the Bank the following financial information: (i) annual financial statement of the Borrower audited by a Certified Public Accountant in accordance with standards established by the American Institute of Certified Public Accountants within 120 days after the end of its fiscal year; (ii) quarterly SEC Form 10-Q within 60 days following the end of each calendar quarter; (iii) within 45 days following the close of each month, monthly financial statements prepared by the Borrower; (iv) immediately upon the occurrence of a Third Party Borrowing Notice Event, written notice thereof; and (v) such other information as the Bank may from time to time reasonably request.
    Borrower shall during the term of the Term Loan promptly pay all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto and make all required withholding and other tax deposits.
    Borrower shall keep all of its property that is insurable insured at all times with responsible insurance carriers against fire, theft and other hazards in such manner and to the extent required by the provisions of the Security Agreement, and be adequately insured at all times with responsible insurance carriers against liability on account of damage to persons or property and under all applicable workers' compensation laws.
    Borrower shall maintain itself in existence and good standing in the State of New York.

(f) Borrower shall permit any persons designated by Bank at such times as Bank may reasonably request to visit and inspect any of the properties, books and financial records of the Borrower and to make extracts from and copies of such books and financial records.

8. Negative Covenants. During the term of this Agreement and so long as the Term Note or any other indebtedness of the Borrower created pursuant to this Agreement shall remain unpaid:

(a) Borrower shall not change its name or the general character of its business as it is presently conducted.

(b) Borrower shall not (i) convey, lease or sell all or any substantial portion of its property, assets or business to any other person, firm or corporation, or sell and lease back any substantial portion of its property or assets, except that it may sell the stock or assets of one or more of its subsidiaries, or (ii) enter into a merger transaction with any other entity without the prior written consent of the Bank having first been obtained, which consent shall not unreasonably be withheld.

.

    Borrower shall not become a guarantor, surety or otherwise liable for the debts or other obligations of any other person, firm or corporation, other than with respect to debts or obligations owing to Bank.

    Borrower shall not lend to, invest in, or otherwise advance funds to any person, firm or corporation.

9. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

    Nonpayment, within fifteen (15) days after its due date, of any installment of principal of, or interest on, the Term Note, or nonperformance upon any other obligation of Borrower under the Loan Documents which, following written notice of default furnished by the Lender to the Borrower, remains uncured after the later of the expiration of any grace period thereto relating or ten (10) days; or
    Any Event of Default as defined in the Security Agreement or any other Loan Document; or

(c) If the subject matter of any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of Borrower pursuant to, in inducement of, or in connection with this Agreement (including, without limitation, the representations and warranties contained herein) shall prove to be untrue or misleading in any material respect or to have omitted any substantial contingent or unliquidated liability or claim against Borrower; or

    There occurs any substantial change in the ownership of the Borrower, by merger with another entity or otherwise, without the prior written consent of the Lender having first been obtained.

    The occurrence of any default or event of default that, under any other loan agreement, note, indenture, mortgage, security agreement or other agreement evidencing or securing other indebtedness of Borrower or any subsidiary of Borrower to Bank, creates in Bank a right to require immediate payment in full of such indebtedness; or

    Default by Borrower in the performance of the terms or conditions of any other agreement, whether now existing or hereafter arising relating to the indebtedness, with Bank; or
    The Security Agreement shall at any time after execution and delivery and for any reason cease (i) to create or sustain a valid first security interest in and to the property purported to be subject to such Security Agreement; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower or any party claiming under or through Borrower.
  Rights of Bank on Default. Upon the occurrence of any of the Events of Default enumerated in Section 9 hereof, all obligations of Bank under this Agreement may be immediately terminated, and all indebtedness evidenced by the Term Note and any other indebtedness of Borrower to Bank not otherwise then due and payable or payable on demand shall immediately become due and payable, at the option of Bank. Further, upon the occurrence of an Event of Default, Borrower agrees to furnish promptly to Bank such security as Bank may reasonably request and to execute such agreements or documents deemed reasonably necessary by Bank to accomplish same. Borrower agrees that the foregoing rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Bank may or would otherwise have at law or in equity, or by an instrument evidencing terms of deposit of any fund, or by an assignment or transfer of collateral or by any other instrument signed or assented to by Borrower.
  Expenses. Borrower shall reimburse Bank promptly for all costs and expenses, including reasonable counsel fees, incurred by Bank in connection with this Agreement and any indebtedness created hereunder; and for costs and expenses, including reasonable counsel fees, of Bank incident to the enforcement of any provision of the Loan Documents.

12. Miscellaneous.

    The Loan Documents together represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; supersede all prior negotiations between the parties with respect to the subject matter hereof; cannot be amended, supplemented, modified or terminated orally (or by any course of conduct or usage of trade) and may be amended only by an agreement in writing duly executed by authorized officers of the parties hereto.
    No course of dealing and no failure on the part of Bank to exercise and no delay by Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies herein expressed are cumulative and not exclusive of any other right or remedy which Bank may have.
    Any notice or demand to be given under any Loan Document shall be duly given and mailed by registered or certified mail to each of the parties below and shall be effective on the date of Mailing:

    To Bank At: Community Bank, N.A.

    ATTN: Commercial Banking Group 240 South Hamilton Street

    Painted Post, NY 14870

    To Borrower At: 330 West William Street

    Corning, New York 14830

    This Agreement and the acts and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York. In the event of any inconsistency between the terms and conditions of this Agreement and terms and conditions of any agreement or document executed and delivered in connection herewith, the terms and conditions of the Security Agreement shall control in the first instance and the terms and conditions of this agreement shall control in the second instance to the extent not inconsistent with the terms and conditions of the Security Agreement.
    The Bank shall have a right of set-off, in the full amount of all of Borrower's obligations to the Bank, against any deposits, assets held by, or other amounts owed by the Bank to or held by the Bank for, the Borrower as well as a lien on any and all property of the Borrower which is or may be in the Bank's possession.
    The parties hereto expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms or conditions of this Agreement, the Term Note, or any matters whatsoever arising out of or in connection with this Agreement, the Term Note, or any of the Loan Documents. The foregoing waiver shall survive the termination or expiration of this Agreement.

(g) This Agreement and all documents executed pursuant hereto are binding upon and for the benefit of the respective successors and assignees of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

COMMUNITY BANK, N.A.

By: _______________________________

THOMAS F. BEERS, Vice President

CORNING NATURAL GAS CORPORATION

By: _______________________________

MICHAEL I. GERMAN, President